Exhibit 99.1

Piedmont Natural Gas Reports Second Quarter 2007 Results

CHARLOTTE, N.C., June 6, 2007 – Charlotte-based Piedmont Natural Gas (NYSE: PNY) today announced results for its second fiscal quarter ended April 30, 2007. For the quarter, the Company’s net income was $51.1 million and diluted earnings per share were $0.69 compared with $43.7 million and $0.57 for the same period in 2006.

For the six months ended April 30, 2007, net income was $121.8 million and diluted earnings per share were $1.63, compared with $115.7 million and $1.51 for the prior six-month period.

Utility margin in the second quarter increased from the prior year’s second quarter primarily due to customer growth. Operations and maintenance expenses decreased from the prior-year quarter as a result of ongoing positive impacts from the Company’s process improvement initiatives.

Joint Venture income, before tax, for the quarter ended April 30, 2007 was $23.6 million, compared with $20.2 million for the same quarter in 2006 and for the six-months ending April 30, 2007 was $29.1 million compared with $25.9 million for the same period in 2006, primarily due to strong operating performance from SouthStar Energy.

Piedmont Natural Gas Chairman, President and Chief Executive Officer Thomas E. Skains commented, “Our business continues to perform well and according to plan. We remain focused on improving our business processes and our customer service. In April, we completed our system-wide automated meter reading project ahead of schedule and on budget. In addition, we have exceeded our “best-in-class” 80:20 customer service performance standard, where we are committed to answering 80% of all customer calls within 20 seconds or less, every month since it was first established in May of 2006. Our customer service performance has enhanced our customer satisfaction and loyalty. On the joint-venture side, our newest energy related joint-venture, Hardy Storage, initiated service during the second quarter as planned. Hardy adds a cost-effective and diverse underground storage asset to our supply portfolio, and will yield favorable returns to our shareholders as part of our growing list of strategic industry-related joint ventures.”

Dividend Declared

At the Company’s regular quarterly meeting of its Board of Directors held today, a quarterly dividend on Common stock of 25 cents per share was declared, payable July 13, 2007, to holders of record at the close of business on June 22, 2007.

Revised Fiscal 2007 Earnings Guidance

Piedmont Natural Gas is raising its fiscal year 2007 earnings guidance range to $1.40 to $1.50 per diluted share. The previous guidance range was $1.35 to $1.45 with emphasis on the upper end of that range. Piedmont’s guidance includes management’s assessment of competitive market conditions in the natural gas industry, the margin stabilization features of the Company’s regulated utility gas tariffs, the Company’s accelerated share repurchase program and ongoing business process improvement cost savings and efficiencies. Changes in market conditions which the Company cannot reasonably anticipate could cause earnings for fiscal year 2007 to differ from this guidance.

Conference Call

In conjunction with this second-quarter earnings release, you are invited to listen to the conference call that will be broadcast live over the Internet on Tuesday, June 12, 2007, at 2:30 p.m. Eastern Time, hosted by Chairman, President and Chief Executive Officer Thomas E. Skains. Log on to the web at www.piedmontng.com and click on Investor Relations, then on Presentations. The conference call will be archived on the Presentations page of the website with the Investor Relations section.

Piedmont Natural Gas
Summary of Operations
(in thousands except per share amounts and degree days)
Three Months Ended	April 30		% Increase
	2007	2006	(Decrease)
Operating Revenues	$531,579	$483,198	10%
Cost of Gas	371,852	329,188	13%
Margin	159,727	154,010	4%
Operations and Maintenance Expenses	54,879	59,720	-8%
Depreciation	21,995	21,758	1%
General Taxes	8,358	8,061	4%
Utility Income Taxes	23,874	20,271	18%
Operating Income	50,621	44,200	15%
Other Income (Expense), net	14,259	12,416	15%
Utility Interest Charges	13,760	12,874	7%
Net Income	51,120	43,742	17%
Average Shares of Common Stock:
Basic	74,356	76,133	-2%
Diluted	74,613	76,371	-2%
Earnings Per Share of Common Stock:
Basic	$0.69	$0.57	21%
Diluted	$0.69	$0.57	21%
System Throughput — Dekatherms	59,696	52,326	14%
Gas Customers Billed in April	944	924	2%
System Average Degree Days — Actual	1,208	1,130	7%
System Average Degree Days – Normal	1,222	1,215	1%
Percent Normal Degree Days	99%	93%	—
Six Months Ended	April 30		% Increase

	2007	2006	(Decrease)

Operating Revenues	$1,208,820	$1,404,545	-14%
Cost of Gas	840,608	1,041,163	-19%
Margin	368,212	363,382	1%
Operations and Maintenance Expenses	107,089	112,942	-5%
Depreciation	43,606	43,645	0%
General Taxes	17,617	16,771	5%
Utility Income Taxes	67,582	64,663	5%
Operating Income	132,318	125,361	6%
Other Income (Expense), net	17,616	15,894	11%
Utility Interest Charges	28,098	25,516	10%
Net Income	121,836	115,739	5%
Average Shares of Common Stock:
Basic	74,489	76,413	-3%
Diluted	74,773	76,651	-2%
Earnings Per Share of Common Stock:
Basic	$1.64	$1.51	9%
Diluted	$1.63	$1.51	8%
System Throughput — Dekatherms	126,609	118,505	7%
Gas Customers Billed in April	944	924	2%
System Average Degree Days — Actual	2,823	2,853	-1%
System Average Degree Days — Normal	3,122	3,121	0%
Percent Normal Degree Days	90%	91%	—

Forward-looking Statement

This press release contains forward-looking statements. These statements are based on management’s current expectations and information currently available and are believed to be reasonable and are made in good faith. However, the forward-looking statements are subject to future events, risks, uncertainties and other factors that could cause actual results to differ materially from those projected in the statements. Factors that may make the actual results differ from anticipated results include, but are not limited to, economic conditions, competition from other providers of similar products and other uncertainties, all of which are difficult to predict and some of which are beyond our control. For these reasons, you should not rely on these forward-looking statements when making investment decisions. The words “expect,” “believe,” “project,” “anticipate,” “intend,” “should,” “could,” “will,” “assume,” “can,” “estimate,” “forecast,” “future,” “indicate,” “outlook,” “plan,” “predict,” “seek,” “target,” “would,” and variations of such words and similar expressions are intended to identify forward-looking statements. Forward-looking statements are only as of the date they are made and we do not undertake any obligation to update publicly any forward-looking statement, either as a result of new information, future events or otherwise. More information about the risks and uncertainties relating to these forward-looking statements may be found in Piedmont’s 2006 Form 10-K, which is available on the SEC’s website at http://www.sec.gov.

About Piedmont Natural Gas

Piedmont Natural Gas is an energy services company primarily engaged in the distribution of natural gas to more than one million residential, commercial and industrial utility customers in North Carolina, South Carolina and Tennessee, including 62,000 customers served by municipalities who are wholesale customers. Our subsidiaries are invested in joint venture, energy-related businesses, including unregulated retail natural gas marketing, interstate natural gas storage and intrastate natural gas transportation.

Additional information about Piedmont is available on the Internet at http://www.piedmontng.com.

Source:	Piedmont Natural Gas

Media Contact:	David L. Trusty (704) 731-4391 david.trusty@piedmontng.com

Investor Relations:	John Sutphin (704) 731-4314 john.sutphin@piedmontng.com